Exhibit 23.01

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

James F. Hubbard Consultant hereby consents to the use of its name in the 2012 Annual Report on Form 10-K of Worthington Energy, Inc. and subsidiaries (the “Company”).  We further consent to the use of information contained in our report, dated March 06, 2013, setting forth the estimates of reserves from the Company’s oil and gas reserves in such Annual Report on Form 10-K.

/s/ James F. Hubbard

Date:  April 16, 2013